Registration Statement No. 333-249829

Filed pursuant to Rule 424(b)(3)

Amendment dated December 3, 2021 to

Pricing Supplement No. 30, Pricing Supplement No. 31 and Pricing Supplement No. 33 each dated November 3, 2020, to Prospectus Supplement and Prospectus, each dated November 3, 2020 and Prospectus Addendum dated February 26, 2021 relating to the Aktiebolaget Svensk

Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program, Series G

Linked to the Rogers International Commodity Index®

Agriculture — Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between November 3, 2021 and December 3, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	83.637%	$1,672,740	November 8, 2021
$1,000,000	83.637%	$836,370	November 8, 2021
$500,000	83.305%	$416,525	November 9, 2021
$500,000	82.809%	$414,045	November 16, 2021
$500,000	84.131%	$420,655	November 17, 2021
$500,000	84.571%	$422,855	November 19, 2021
$700,000	80.143%	$591,997	November 19, 2021
$500,000	85.163%	$425,815	November 24, 2021
$500,000	85.163%	$425,815	November 24, 2021
$500,000	85.236%	$426,180	November 26, 2021
$500,000	84.338%	$421,690	December 3, 2021

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between November 3, 2021 and December 3, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	71.027%	$1,420,540	November 8, 2021

Linked to ICE BofAML Commodity index eXtra (GRains)
—Total Return
Due February 14, 2023

The following issuances involved scheduled settlement between November 3, 2021 and December 3, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$100,000	44.307%	$44,307	November 15, 2021

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$9,800,000.00	81.016%	$7,939,534.00	$735.99(1)

(1)       The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. The registration fee of US$735.99 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$84,928.59 as of the date hereof. After payment of the registration fee for this offering, US$84,192.60 remains available in SEK’s account for future registration fees.